EXHIBIT 10.1

     REVISED AND RESTATED SIXTH AMENDMENT TO THE
INDEPENDENT CONTRACTOR CONSULTANCY AGREEMENT

This Sixth Amendment to the Independent Contractor Consultancy Agreement (the “Sixth Amendment”), previously made and entered into by and between Ross Stores, Inc. (the “Company”) and Norman A. Ferber (the “Contractor”) on February 14, 2006, is hereby revised and restated to read in full as follows:

For the purposes of this agreement, the “Company” includes subsidiaries, parents and affiliates of Ross Stores, Inc. The Company and Contractor previously entered into an Independent Contractor Consultancy Agreement that originally became effective February 1, 2000 and continued in effect until January 31, 2001. The original Consultancy Agreement was extended from February 1, 2001 until January 31, 2006 through five successive Amendments to the Consultancy Agreement (together, the “Consulting Agreement”). It is now the intention of the Company and the Contractor to further amend the Consulting Agreement as set forth below. Accordingly, the Company and the Contractor now agree as follows:

A.	Amendments.

Paragraph 2.3, will be added as follows:

2.3 Life Insurance. Within 30 days of the execution of this Revised and Restated Sixth Amendment (or within 30 days of subsequent notice from Contractor of additional required amounts), Company will pay to Contractor the amount necessary to cover the aggregate premiums for the three-year term of this Sixth Amendment to purchase a policy of life insurance on the life of Contractor (the policy will be issued for the benefit of the Norman A. Ferber and Rosine Ferber 2001 Insurance Trust or as otherwise designated by Contractor), with a death benefit in the amount of $2,000,000 (the “Life Insurance Premium Benefit”); such aggregate premium amount is currently estimated to be $24,450. In addition to such sum, Company shall pay to Contractor at the same time as its payment of the Life Insurance Premium Benefit an amount necessary to enable Contractor to realize the Life Insurance Premium Benefit net of any federal, state and local income tax liability attributable to such payments by the Company. For such purpose, Contractor shall be deemed to pay federal, state and local income taxes at the highest applicable marginal rates. Contractor will designate the beneficiaries of such life insurance.

Paragraph 8.1, will be amended in its entirety to read as follows:

8.1 Term. This Sixth Amendment is effective as of February 1, 2006 (“Effective Date”) and will continue until January 31, 2009 (“Consultancy Termination Date”). This Consulting Agreement is renewable upon the mutual consent of both parties. The terms of such renewal must be in writing and signed by both Company and Contractor.

Paragraph 8.2 will be amended in its entirety to read as follows:

8.2 Termination of Agreement Prior To The Consultancy Termination Date. Other than as provided in subsection 8.4 below (“Termination Due to Death”), Contractor shall receive the full annual fees specified in subsection 2.1 for the duration of this Agreement or any renewal term, regardless of whether this Agreement terminates prior to the Consultancy Termination Date, unless the Agreement is terminated by Company for Cause or by Contractor without Good Reason. For purposes of this Agreement, “Cause” shall mean Contractor’s breach of sections 5 (“Confidentiality”) and 7 (“No Conflict of Interest”) and “Good Reason” shall mean Company’s material breach of this Agreement.

Paragraph 8.4, will be added as follows:

8.4 Termination Due to Death. In the event of Contractor’s death, this Consulting Agreement will immediately terminate and no further fees will be owed.

Paragraph 9.5, will be amended in its entirety to read as follows:

9.5 Entire Agreement. This Sixth Amendment to the Consultancy Agreement, along with the Fifth, Fourth, Third, Second and First Amendments to the Consultancy Agreement and the original Consultancy Agreement that became effective February 1, 2000, constitute the entire agreement between the parties relating to this subject matter and all prior or contemporaneous oral or written agreements concerning such subject matter, including relevant terms from the parties’ prior Amended and Restated Employment Agreement and subsequent amendments. The terms of the Sixth Amendment, and the surviving terms of the prior amendments and the original Consultancy Agreement, will govern all services undertaken by Contractor for Company beginning February 1, 2006 and continuing until January 31, 2009, unless otherwise agreed in writing by the parties.

B.	No Other Modifications.

Except as modified by this Sixth Amendment, the original Consultancy Agreement that became effective February 1, 2000 and the First, Second, Third, Fourth and Fifth Amendments thereto shall remain in force and effect during the term of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment.

Company:	Contractor:

Ross Stores, Inc.	Norman A. Ferber

By:	By:

Name:	Title:

Title:	Date:

Date:

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